AGREEMENT

THIS AGREEMENT, made this 28th day of December, 1995, by and among EMCEE Broadcast Products, Inc. (the "COMPANY"), a Delaware corporation, with a principal place of business located at Susquehanna Street Extension, West (mailing address: P.O. Box
68), White Haven, Pennsylvania 18661, AND James L. DeStefano
("EXECUTIVE"), an adult individual, with a residence located at and mailing address of 502 Crown Avenue, Scranton, Pennsylvania
18505.
BACKGROUND:
A. The Company considers it essential and in the best interest of its stockholders to foster a stable employment environment for certain of its officers. The Company also considers it to be in the best interest of its stockholders to protect against the disclosure of its confidential and proprietary information and to restrict certain of its officers from competing against it for a reasonable period of time in the geographic areas in which it conducts business. The Company has identified Executive as such an officer with whom it is appropriate to provide certain assurances in certain cases involving a "Change in Control" (as defined herein), and against whom it desires protection from the disclosure of confidential and proprietary information and to restrict from competing against it.
B. The Executive is currently employed with the Company.
Nevertheless, Executive finds it to be in his best interest to enter into this Agreement because of the protections it affords him in certain cases involving a Change in Control. Executive further acknowledges that these Change in Control protections represent a new and material benefit and constitute new and additional consideration given to Executive by the Company in exchange for the Executive's promises and agreements set forth in this Agreement.
NOW, THEREFORE, based on the above-recited Background, which is incorporated into and made a part of this Agreement, and in consideration of the promises and agreements set forth herein, the Company and Executive, intending to be legally bound by this Agreement, promise, agree and represent as follows:
ARTICLE I - DEFINITIONS
1.1The following is a list which sets forth the meaning of certain terms used in this Agreement which are not defined elsewhere herein:
1.1.1"Change in Control" shall mean and be deemed to have occurred if during the term of this Agreement: (i) the Company shall become a subsidiary of another entity or shall become subject to a binding agreement which shall provide for the Company to become a subsidiary of another entity; (ii) the Company shall be merged or consolidated with or into another entity or shall become subject to a binding agreement which shall provide for the Company to become merged or consolidated
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with or into another entity; (iii) all or substantially all of the Company's assets are sold or assigned to another person or entity; or (iv) any person or entity, or any persons or entities
(or any combination thereof) acting as a group, acquires more than 50% of the then issued and outstanding capital stock of the Company; AND in any such event the Company's Board of Directors, as then constituted, shall no longer constitute a majority in number and vote of the governing body of the Company at any time thereafter.
1.1.2"Company" shall mean the Company, as defined in the opening paragraph on page one hereof, and any successor or assignee of the Company.
1.1.3"Company Information" shall mean any or all of the following which has been prepared or created for or on behalf of the Company or any of its subsidiaries by the Executive or others in the past, presently or in the future, irrespective of however held, stored, kept or produced: patented and unpatented inventions; trade secrets; drawings and schematics; customer lists, financial statements and other financially related documents; corporate and legal documents; operations information, data, plans, reports, studies and strategies; sales or marketing information, data, plans, reports, studies and strategies; and any and all other such information which Executive knows or should know is considered by the Company or any of its subsidiaries to be confidential or proprietary in nature.
1.1.4Except as expressly provided in Section 2.1 hereof, "Compensation" shall mean salary as fixed by the Company's Board of Directors, cash bonuses and other payments, and the monetary value of any perquisite or fringe benefit (excluding stock options and restricted stock awards) not available to all other full time Company employees on substantially the same terms and conditions.
1.1.5Except as expressly provided in Section 2.1 hereof, "Fiscal
Year" shall mean the 12-month period ending on the last day of the calendar month immediately preceding a "Position
Modification" or "Position Termination", as defined herein.
1.1.6"Position Modification" shall mean: (i) a decrease of three
(3%) percent or more in the Executive's Compensation; or (ii) a change in place of employment of the Executive greater than a 50-mile radius of White Haven, Pennsylvania.
1.1.7"Position Termination" shall mean the involuntary termination of the Executive's employment with the Company, except for such involuntary terminations occurring as a result of: (i) a breach of the fiduciary duty which the Executive owes to the Company or any of its subsidiaries; (ii) the Executive's disability which prohibits him from performing the essential job functions of his position with the Company or any subsidiary thereof, with or without a reasonable accommodation; or (iii) the Executive pleading guilty or nolo contendere to, or being convicted of, a crime involving moral turpitude.
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1.1.8"Protected Area" means anywhere in the world.
1.1.9"Restricted Period" shall mean all times while Executive is employed by the Company, or any subsidiary thereof, and for a period of 12 months following the termination of this Agreement, or if a Change in Control occurs and a Position Termination, or a Position Modification as described in Section 2.1 hereof, occurs within 24 months thereafter, then for a period of 24 months following such Position Termination or Position Modification.
ARTICLE II - CHANGE IN CONTROL:COMPENSATION
2.1In the event a Position Termination occurs at any time within a 24-month period following a Change in Control, or in the event a Position Modification occurs at any time within a 24-month period following a Change in Control and Executive declines to continue to be employed by the Company, Executive shall be entitled to receive, in reasonable periodic payments (but in no event less than semi-monthly) over the course of the next following 24 months, a sum equal to two times the Executive's average aggregate Compensation for the two Fiscal Years immediately preceding such Position Termination or Position
Modification. Notwithstanding the immediately preceding sentence, in no event shall such sum exceed a sum equal to three times the Executive's average aggregate compensation for the five fiscal years immediately preceding such Position Termination or Position
Modification. For purposes of the immediately preceding sentence only, "compensation" shall have the same meaning ascribed to it in Section 280G(d) of the Internal Revenue Code, and "fiscal year" shall mean April 1 through and including March 31, or such other one year period which then constitutes the actual fiscal year of the Company.
2.2In the event a Position Modification occurs at any time within a 24-month period following a Change in Control and Executive elects to continue his employment with the Company, Executive shall be entitled to receive, in reasonable periodic payments
(but in no event less than semi-monthly) over the course of the next following 24 months, the difference between the sum calculated under Section 2.1 hereof and the Executive's
Compensation under the terms of his continuing employment with the Company over the next following 24 months. If such a Position
Modification only involves, or also includes, a "change in place of employment", as described in Section 1.1.6 (ii) hereof, Executive shall be entitled to receive relocation assistance or temporary commuting assistance from the Company to the extent the parties shall agree under the terms and conditions of the Executive's continuing employment with the Company.
2.3Any and all sums which the Executive may receive pursuant to
Section 2.1 or Section 2.2 hereof shall be subject to all withholdings and deductions required by applicable law.
2.4Notwithstanding Sections 2.1 and 2.2 hereof, in the event there shall be no successor, parent or assignee of the Company following a Change in Control, or in the event the Company or any such successor, parent or assignee shall at any time following a
<PAHE>

Change in Control have a net worth (based on book value) of less than 1.5 million dollars (as determined in accordance with Generally Accepted Accounting Principles consistently applied), the periodic payments required to be made to Executive in accordance with said Sections may, at the Executive's option, be accelerated, thereby causing them to become immediately due and payable.
2.5Except as provided in Section 2.7 hereof, in the event of a Position Termination or a Position Modification described in this
Article II, Executive shall have no duty to mitigate his damages by seeking other employment or otherwise.
2.6The amounts to which the Executive may become entitled hereunder are in addition to, and not in lieu of, any other amounts to which Executive is or may hereafter become entitled by contract, which is not in violation of any provision of this Agreement, or by applicable law, with the exception of those laws described in Section 2.7 hereof; so that the amounts to be paid to Executive hereunder shall not be reduced or offset by any such other amounts, including, but not limited to, future earnings. 2.7Executive shall not receive the benefit of the provisions of
Section 2.5 hereof, and the same shall be stricken from this Agreement as if never contained herein, if the Executive ever brings an action or proceeding against the Company, or any of its directors, officers, employees, agents or subsidiaries, based in whole or in part on Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Pennsylvania Human Relations Act or any other similar state law, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act or any other federal, state or local statutory, regulatory or common law prohibition or restriction on an employer's right to terminate its employees' employment or which otherwise regulates or deals with the employer/employee relationship. In addition, any sum to which Executive may become entitled by virtue of any such action or proceeding shall be reduced by an amount equal to all sums paid or to be paid to Executive pursuant to the provisions of Section
2.1 or Section 2.2 hereof.
2.8The Company's obligations under this Article II shall survive the termination of this Agreement if, and only if, such termination occurs as a result of a Position Termination or a Position Modification described in this Article II.

ARTICLE III - CONFIDENTIALITY AND RESTRICTIVE COVENANT;
EXCLUSIVE JURISDICTION

3.1Executive hereby acknowledges and represents that by virtue of his position with the Company he has participated (and/or will hereafter participate) in the formulation of and/or has been ( and/or will hereafter be) given access to certain Company Information. In consideration of the Company's promises and agreements contained in this Agreement, Executive promises and agrees that he shall not use any Company Information, except in the ordinary course of performing his duties for the Company or any of its subsidiaries, and that he shall at all times safeguard, hold in trust and forever refrain from disclosing any Company Information to any person or entity, except to other employees or agents of the Company who are authorized to receive such Company Information.
3.2For the reasons and consideration set forth and described in
Section 3.1 hereof, and because the Company does business regularly all over the world, during the Restricted Period the Executive shall not directly or indirectly: (i) own, manage, operate, join, control, be employed by, participate in, assist, become engaged by, or lend money to any proprietorship, firm, association, partnership, corporation, limited liability company, trust or other business or form of business entity engaged directly or indirectly in the sale, marketing, distribution or manufacturing of multichannel multipoint distribution service ("MMDS") or low power television ("LPTV") transmitters or translators in the Protected Area; (ii) divert, take away, redirect or interfere with any ongoing or prospective business relationship the Company or any of its subsidiaries may now or hereafter have with any person or entity; or (iii) solicit, induce, recruit or attempt to influence any person who is now or hereafter an employee or engaged as an independent contractor of the Company or any of its subsidiaries to become an employee or to become engaged as an independent contractor of any other person or entity which is involved in the sale, marketing, distribution or manufacture of MMDS or LPTV transmitters or translators in the Protected Area.
3.3Executive acknowledges and agrees that a breach of any one or more of his promises or agreements set forth in this Article III will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law. Therefore, in the event of any such breach or threatened breach of all or any part of this Article III, the Company shall be entitled to specific performance and injunctive relief, in addition to any and all other rights and remedies available to the Company at law or in equity. The Company shall also have the right to require the Executive to account for and pay over to the Company all monies and other property derived or received, or to be derived or received, by the Executive as a result of any such breach, as well as any and all sums received under any of the provisions of
Article II hereof.
3.4Executive acknowledges and agrees that the provisions of this
Article III are fair, reasonable and necessary in order to protect the Company's and its subsidiaries' legitimate business interests. However, in the event a Court or other tribunal of competent jurisdiction shall determine that any provision set forth in this Article III is illegal or unenforceable for any reason, it is the irrevocable and express intention of the

Company and the Executive to have such Court or other tribunal reform such provision by reducing it in time and/or geographic scope, or as otherwise necessary to, and only to the extent necessary to, make the same enforceable under applicable law. 3.5The Company and Executive agree that any dispute, controversy or claim arising out of or in connection with any of the provisions of this Article III shall be decided exclusively by the Court of Common Pleas of Luzerne County, Pennsylvania.
For such purpose, both the Company and Executive hereby submit to the personal jurisdiction of said Court and agree that service of process on either of them may be completed, and shall be effective and binding upon the party served if effected pursuant to the provisions of Section 4.4 hereof, provided that such method shall not preclude either party from effecting service of process in any other manner permitted by applicable law. Each party hereto hereby waives any objection to the personal jurisdiction of the Court of Common Pleas of Luzerne County, Pennsylvania, over him and agrees that he shall be barred from asserting any such objection as long as process is served in accordance with this Section 3.5. Each party further hereby agrees to and does hereby waive any right to assert or move for removal or transfer of venue to any Court other than the Court of Common Pleas of Luzerne County, Pennsylvania, based on diversity of citizenship, federal question jurisdiction, the doctrine of forum nonconveniens or otherwise. The provisions of this Section
3.5 are material to the Company's execution of this Agreement. 3.6The provisions of this Article III shall survive the termination of this Agreement, irrespective of the reason or reasons for the ending of Executive's employment with the Company or when such employment ends.

ARTICLE IV - EXPIRATION, TERMINATION,
ARBITRATION AND MISCELLANEOUS

4.1This Agreement shall commence on the date hereof and shall automatically expire in five (5) years from such date. This Agreement may be extended or renewed only by a written instrument signed by the Executive and the chief executive officer of the Company. If this Agreement has not already expired, it shall immediately terminate contemporaneously with the date on which Executive's employment with the Company ends for any reason, including, but not limited to, retirement, voluntary resignation (including a Position Modification described in Section 2.1 hereof), involuntary termination (whether or not a Position Termination) or death, or the date on which a Position Modification described in Section 2.2 hereof occurs, whichever shall occur first.
4.2This Agreement shall inure to the benefit of and be binding on the heirs, personal representatives, successors and assigns of the Company and Executive.
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4.3The captions used in this Agreement are inserted and provided for convenience of reference only and shall not be used to construe, interpret, limit or expand any provision of this Agreement.
4.4Any and all notices or other correspondences of any kind required or permitted to be given hereunder or associated herewith shall be in writing and be delivered either personally (with a written acceptance of such delivery by the addressee party or his agent), or by first-class U.S. certified mail or private express mail courier (such as FedEx or UPS), postage prepaid, to the addressee party at his address first set forth above, or to such other address as the addressee party shall have last designated by such notice.
4.5If any provision of this Agreement is deemed to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof; so that in such an event this Agreement shall continue to be binding on the parties hereto, and subject to Section 3.4 hereof, with such invalid or unenforceable provision or provisions being deleted herefrom as if never contained herein.
4.6This Agreement may be executed in as many counterparts as may be deemed necessary or convenient by the parties hereto, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. 4.7No third party beneficiary rights are intended or created hereby.
4.8References herein to the masculine shall include the feminine and the neuter, and vice versa.
4.9Except for disputes arising out of any or all of the provisions of Article III hereof, all disputes arising out of this Agreement shall be settled by arbitration in Hazleton, Pennsylvania, by one arbitrator, in accordance with the then prevailing rules of the American Arbitration Association, for which the decision of the arbitrator shall be final and binding on the Company and the Executive, and for which a judgment upon any award rendered therein may be entered in any court of competent jurisdiction. In any such arbitration, the parties hereto shall bear their own respective expenses, costs and fees associated therewith, including, but not limited to, travel expenses, attorney's fees and related disbursements, but the actual costs of the arbitration shall be shared equally by such parties, irrespective of the outcome of the case.
4.10This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law rules or principles.
4.11This Agreement constitutes the entire, complete and final agreement of the parties hereto related to the subject matter hereof, supersedes any prior discussions, understandings or agreements of any kind between said parties, whether written or oral, and may be changed, altered, amended, modified,
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supplemented or superseded subsequent to the date hereof only by a written instrument signed by both such parties.

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4.12IMPORTANT NOTICE:NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO
CHANGE, ALTER OR MODIFY THE "AT-WILL" NATURE OF THE EXECUTIVE'S EMPLOYMENT STATUS WITH THE COMPANY. THIS AGREEMENT IS NOT
INTENDED TO BE AND SHALL NOT BE CONSTRUED AS AN EMPLOYMENT CONTRACT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THIS AGREEMENT, EXECUTIVE'S EMPLOYMENT WITH THE COMPANY OR ANY SUBSIDIARY THEREOF MAY BE TERMINATED AT ANY TIME AND FOR ANY REASON, OR FOR NO REASON AT ALL.
IN WITNESS WHEREOF, this Agreement has been executed by the Company and Executive on the date first set forth above.
EMCEE BROADCAST PRODUCTS, INC.
BY:/s/ Martin D. Cohn                             TITLE:
Secretary
CAUTION:This Agreement is intended to be a legally binding contract. While it confers benefits on you under certain circumstances, it also imposes certain duties, obligations and burdens on you. Therefore, before signing this Agreement, you are urged to have it reviewed by and to consider it with independent legal counsel.
WITNESS:JAMES L. DESTEFANO
/s/ Kay Krull                         /a/ James L. DeStefano
               (Signature)


The immediately preceding Agreement was also executed by the Company and certain other of its officers, namely Allan J.
Harding, Vice President-Finance, Perry Spooner, Vice President-International Sales, and John Saul, Vice President-Director of
Systems Engineering, on respectively, November 30, 1995, December
5, 1995, and December 4, 1995.